UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2020

PARTS ID, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-38296	81-3674868
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Corporate Drive, Suite C Cranbury, New Jersey 08512
(Address of principal executive offices, including zip code)

609-642-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ID	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

On November 20, 2020 (the “Closing Date”), PARTS iD, Inc., a Delaware corporation (f/k/a Legacy Acquisition Corp. (“Legacy”)) (the “Company”), consummated the previously announced business combination pursuant to that certain Business Combination Agreement, dated September 18, 2020 (the “Business Combination Agreement”), by and among the Company, Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company and directly owned subsidiary of Merger Sub 2 (“Merger Sub 1”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub 2”), Onyx Enterprises Int’l, Corp., a New Jersey corporation (“Onyx”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholder representative pursuant to the terms of Section 11.16 of the Business Combination Agreement.

At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Merger Sub 1 merged with and into Onyx (the “First Merger”), with Onyx surviving as a direct wholly-owned subsidiary of Merger Sub 2, and (b) promptly following the First Merger, Onyx, as the surviving company of the First Merger, merged with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”). Upon the consummation of the Second Merger, Merger Sub 2 was the surviving company and Onyx ceased to exist, and Merger Sub 2 became a direct, wholly owned subsidiary of the Company (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, (i) Legacy changed its name from Legacy Acquisition Corp. to PARTS iD, Inc. and listed its shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) on the NYSE under the symbol “ID” and (ii) Merger Sub 2 changed its name to PARTS iD, LLC (“PARTS iD, LLC”).

Pursuant to the Business Combination Agreement, at Closing, (a) each share of common stock, par value $0.01 per share, of Merger Sub 1 (the “Merger Sub 1 Common Shares”) issued and outstanding immediately prior to the effectiveness of the First Merger was converted into and became one validly issued, fully paid and nonassessable share of common stock, no par value per share, of Onyx (the “Onyx Common Shares”) and (b) each share of Onyx Common Shares (other than (x) those Onyx Common Shares held by an Onyx stockholder who neither voted in favor of the First Merger nor consented thereto in writing and who properly demanded appraisal for such shares in accordance with Section 14A:11-1 of the New Jersey Business Corporations Act (the “Dissenting Shares”) and (y) each Onyx Common Share that is owned or held in treasury by Onyx or that was owned by Legacy which were automatically cancelled and cease to exist (the “Cancelled Shares”)), was automatically converted into the right to receive (i) a number of shares of Class A Common Stock equal to $249,509,598.69, divided by $10.00 (in each case, the “Closing Share Consideration”), (ii) the per share amount of payments, if any, to holders of Onyx Common Shares under Section 2.5(c) of the Business Combination Agreement, and (iii) the per share amount of any other release to holders of Onyx Common Shares generally under the Business Combination Agreement, in each case determined by dividing the aggregate amount of such released amounts by the aggregate number of shares of Onyx Common Shares outstanding immediately prior to the effectiveness of the First Merger.

A description of the Business Combination and the terms of the Business Combination Agreement are included in the definitive information statement filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2020, as supplemented by the Current Report on Form 8-K filed with the SEC on November 17, 2020 (the “Information Statement”) in the section entitled “Approval No. 1 — The Business Combination Approval” beginning on page 51 of the Information Statement.

In connection with the Business Combination Agreement, the Company amended (the “Warrant Amendments”) that certain Warrant Agreement between Legacy and Continental Stock Transfer & Trust Company, dated as of November 16, 2017 (as amended from time to time, the “Warrant Agreement”), pursuant to which, at the effective time of the First Merger, (i) each outstanding public warrant and 2,912,230 private placement warrants issued pursuant to that certain Sponsor Warrants Purchase Agreement, dated as of October 24, 2017, between Legacy and Legacy Acquisition Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), which were issued to the Sponsor and were beneficially owned by certain institutional investors of the Sponsor, were converted into the right to receive $0.18 in cash and 0.082 of a share of Class A Common Stock and (ii) the Sponsor forfeited 14,587,770 private placement warrants held of record and beneficially owned by it. In addition, the Sponsor is cancelling 1,688,482 private placement warrants held on behalf of certain beneficial owners as required by the terms of the Sponsor’s limited liability company agreement. The shares of Class A Common Stock issued in connection with the Warrant Amendments were not registered under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

The foregoing descriptions of each of the Business Combination Agreement and the Warrant Amendments are summaries only and are qualified in their entirety by the full text of the Business Combination Agreement, a copy of which is attached hereto as Exhibit 2.1, and the Warrant Amendments, a copy of which is attached hereto as Exhibit 4.1, and are incorporated herein by reference.

1

Item 1.01	Entry into a Material Definitive Agreement.

Registration Rights Agreement

At Closing, the Company and the Onyx stockholders receiving shares of Class A Common Stock as consideration (the “Onyx Holders”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”) to provide the Onyx Holders with registration rights with respect to certain outstanding shares of the Class A Common Stock and any other equity security of the Company issued or issuable with respect to any such shares of Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (the “Registrable Securities”). The terms of the Registration Rights Agreement are described in the Information Statement in the section entitled “Approval No. 1 – the Business Combination Approval — Related Transaction Agreements — Registration Rights Agreement” on page 66 of the Information Statement.

Pursuant to the terms of the Registration Rights Agreement, the Onyx Holders are entitled, after the expiration of a lock-up, to request (i) up to three written demands for registration, (ii) “piggy-back” registration in connection with any proposal of the Company to file a registration statement under the Securities Act and (iii) Form S-3 registrations, all subject to certain minimum requirements and customary conditions. The Registration Rights Agreement provides for certain instances in which the Company may defer registration: if (A) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, an initiated registration by the Company and provided that the Company has delivered written notice to the Onyx Holders prior to receipt of a demand registration and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable registration statement to become effective; (B) the Onyx Holders have requested an Underwritten Registration (as defined in the Registration Rights Agreement) and the Company and the Onyx Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Company’s board of directors (the “Board”) such registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such registration statement at such time. The Registration Rights Agreement includes a lock-up period which provides that the Onyx Holders shall not transfer any shares of Class A Common Stock issued to such Onyx Holder as part of the Closing Share Consideration that may have been issued to such Onyx Holder prior to the earlier of (i) the first anniversary of the Closing, (ii) the date, following the 180th day after the date of the Closing, on which the volume weighted average per share price (“VWAP”) of Class A Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), (iii) the date, following the 270th day after the Closing, on which the VWAP of Class A Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), or (iv) the Company’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Onyx Holders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by the full text of the Registration Rights Agreement, a copy of which was attached as Exhibit 8.7 to the Business Combination Agreement and is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Indemnification Agreements

In connection with the Closing, the Company expects to enter into indemnification agreements with each of its directors and officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses and costs relating to claims, suits or proceedings arising from the director or officers service to the Company.

The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the indemnification agreements, a form of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

2

Amended and Restated Sponsor Support Agreement

On November 20, 2020, the Company entered into the Amended and Restated Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Sponsor and Shareholder Representative Services LLC, a Colorado limited liability company. Pursuant to the Sponsor Support Agreement, prior to, and in connection with, the Closing of the Business Combination, the Sponsor, among other things, (a) agreed to forfeit (i) 3,069,474 shares of Legacy’s Class F common stock, par value $0.0001 per share (the “Class F Common Stock”) and (ii) 14,587,770 warrants to purchase shares of Class A Common Stock, (b) retained the rights to an aggregate of 4,430,526 shares of Class F Common Stock, (c) assumed the obligation to pay the Buyer Transaction Expenses (as such term is defined in the Business Combination Agreement) and (d) retained the right to 1,502,129 shares of Class A Common Stock should the Class A Common Stock exceed $15.00 per share for any thirty (30) day trading period during the 730 calendar days after Closing. In addition, pursuant to the Sponsor Support Agreement, 1,100,00 of the 4,430,526 shares of Class F Common Stock retained by the Sponsor were retained in consideration of Sponsor’s contribution to Legacy of that certain direction notice provided by Onyx Enterprises Canada Inc. (“OEC”) to Sponsor, which direction notice was paid to OEC, as the sole holder of the Company Preferred Stock, as consideration for $11,000,000 of the Preferred Payment (as such terms are defined in the Business Combination Agreement) of $20,000,000 that was otherwise payable in cash. The Company agreed to use commercially reasonable efforts to register 2,700,000 shares of Class F Common Stock retained by Sponsor pursuant to a registration statement that becomes effective within 90 days of the Closing.

The foregoing description of the Sponsor Support Agreement is qualified in its entirety by the full text of the Sponsor Support Agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 1.02	Termination of Material Agreement

On November 20, 2020, in connection with the Closing of the Business Combination, the Company terminated that certain Letter Agreement, dated November 16, 2017, by and between the Company, the Sponsor and the members of the Sponsor listed on the signature pages thereto.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

As permitted by the Company’s organizational documents and by Section 228 of the DGCL, certain of the Company’s stockholders holding, in the aggregate, a majority of the then issued and outstanding shares of Class F Common Stock and Class A Common Stock on September 18, 2020, executed and delivered to the Company a Stockholders’ Written Consent approving the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “First Stockholders’ Written Consent”). The Business Combination was completed on November 20, 2020.

As of the Closing Date and following the completion of the Business Combination, the Company had the following outstanding securities:

●	Approximately 20,906,572 shares of Class A Common Stock.

As of the Closing Date and following the completion of the Business Combination, the Company had an additional 11,966,886 shares of Class A Common Stock reserved for issuance to former stockholders of Onyx upon delivery of certain administrative paperwork to the Company.

3

FORM 10 INFORMATION

Prior to the Closing, the Company was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company became a holding company whose only assets consist of equity interests in PARTS iD, LLC.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These statements may include, but are not limited to, statements regarding the Company’s Business Combination, the financing of the Business Combination, the benefits of the Business Combination respecting our Stockholders and the associated objectives, expectations and intentions, all statements regarding the Company’s expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, all discussions, expressed or implied, and statements containing words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “can,” “would,” “should,” “will,” “intend,” “may,” “might,” “potential,” “upside” and other similar expressions. All statements in this Current Report on Form 8-K that are not historical facts are forward-looking statements that reflect the best judgment of the Company based upon currently available information. Such forward-looking statements are inherently uncertain, and our Stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause its actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the SEC. These risks, uncertainties and other factors include, among other things:

●	potential adverse reactions or changes to business relationships resulting from the completion of the Business Combination;

●	the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Closing;

●	the risk of exceeding the costs related to the Business Combination;

●	the inability to retain key personnel following the Closing of the Business Combination;

●	adverse changes in U.S. and non-U.S. governmental laws and regulations;

●	the outcome of any legal proceedings against the Company;

●	the effect of the COVID-19 pandemic on the Company’s business;

●	the ability of the Company to execute its business model, including market acceptance of its planned products and services and the ability of our stockholders to realize the anticipated benefits of the Business Combination;

●	the Company’s ability to raise capital;

●	other risks and uncertainties set forth in the Information Statement in the section entitled “Risk Factors” beginning on page 19 of the Information Statement, which is incorporated herein by reference.

Business and Properties

The business and properties of the Company and Onyx prior to the Business Combination are described in the Information Statement in the sections entitled “Information About Legacy Acquisition Corp.” beginning on page 86 and “Information About Onyx Enterprises Int’l, Corp.” beginning on page 110 of the Information Statement, which are incorporated herein by reference.

4

Risk Factors

The risks associated with the Company’s business are described in the Information Statement in the section entitled “Risk Factors” beginning on page 19 of the Information Statement, which is incorporated herein by reference.

Financial Information

Unaudited Consolidated Financial Statements

The unaudited consolidated financial statements of Onyx as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Onyx’s financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented in 2020 are not necessarily indicative of results that may be expected for the full year.

These unaudited consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Onyx as of and for the year ended December 31, 2019 and the related notes included in the Information Statement, in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation for Onyx Enterprises Intl’l, Corp.” beginning on page 120 of the Information Statement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the year ended December 31, 2019 is included in the Information Statement in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 41 of the Information Statement, which is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of Legacy, Onyx and the Company as of and for the nine months ended September 30, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operation of Onyx prior to the Business Combination is included in the Information Statement in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Onyx Enterprises Int’l, Corp.” beginning on page 120 of the Information Statement, which is incorporated herein by reference, and is supplemented by management’s discussion and analysis of the financial condition and results of operation of Onyx as of and for the nine months ended September 30, 2020 set forth below:

5

Comparison of the Nine Months Ended September 30, 2020 and September 30, 2019

	Nine Months ended				Changes from previous period
	2020	% Sales	2019	% Sales	Dollars	Percentage
Revenues	307,751,463		217,749,149		90,002,314	41.3%
Cost of goods sold	240,928,853	78.3%	171,235,868	78.6%	69,692,985	40.7%
Gross profit	66,822,610	21.7%	46,513,281	21.4%	20,309,329	43.7%
Gross Margin	21.7%		21.4%
Operating expenses
Advertising	25,014,794	8.1%	15,584,259	7.2%	9,430,535	60.5%
Selling, general & administrative	28,883,134	9.4%	25,810,128	11.9%	3,073,006	11.9%
Depreciation	5,034,672	1.6%	4,242,694	1.9%	791,978	18.7%
Total operating expenses	58,932,600	19.1%	45,637,081	21.0%	13,295,519	29.1%
Income from operations	7,890,010	2.6%	876,200	0.4%	7,013,810	800.5%
Other expenses
Interest expense	7,684	0.0%	4,814	0.0%	2,870	59.6%
Income before income tax	7,882,326	2.5%	871,386	0.4%	7,010,940	804.6%
Income tax expenses	1,659,227	0.5%	215,145	0.1%	1,444,082	671.2%
Net income	$6,223,099	2.0%	$656,241	0.3%	$5,566,858	848.3%

Revenues

Revenues increased $90.0 million, or 41.3%, for the nine months ended September 30, 2020 compared to the same period for 2019. This increase was primarily attributable to a 29.4% increase in website traffic and a 24.1% increase in conversion rate compared to the same period for 2019, caused by rapid adoption of online shopping during the initial outbreak of COVID-19.

Sales promotions such as free shipping, discounted shipping and discounted product pricing can impact conversion rates, average order value, sales volume and margin in varying amounts depending on the type of promotion, the effective promotional value, the length of the promotion, the specific products, brands and categories the promotions are applied to, and the promotional and pricing strategies and activities of competitors for the same or similar products during the period. Onyx measures the impact from pricing and promotional strategies using tools like A/B testing, discount code redemptions and sequential analysis among others.

Cost of Goods Sold

Cost of goods sold is composed of product cost, the associated fulfilment and handling costs charged by vendors, if any, and shipping costs. In the nine months ended September 30, 2020, cost of goods sold increased by $69.7 million, or 40.7%, compared to the same period in 2019. The increase in cost of goods sold was primarily driven by an increase in the number of orders delivered. For the nine months ended September 30, 2020, the cost of goods sold was 78.3% of revenues, consistent with 78.6% of revenues in the same period of 2019.

Gross Profit and Gross Margin

Gross profit increased $20.3 million, or 43.7%, for the nine months ended September 30, 2020 compared to the same period for 2019. This increase was primarily attributable to the 41.3% increase in revenue in the nine months ended September 30, 2020. Gross margin in the nine months ended September 30, 2020 of 21.7% was slightly higher than gross margin of 21.4% in the same period for 2019.

6

Operating Expenses

Advertising expenses increased $9.4 million, or 60.5%, for the nine months ended September 30, 2020 compared to the same period for 2019. This increase was primarily attributable to i) an increase in paid traffic along with an increase in revenue in the nine months ended September 30, 2020, and ii) testing of new social media advertising campaigns and development of commercials for connected TV marketing.

Selling, general and administrative (“SG&A”) expenses increased $3.1 million, or 11.9%, for the nine months ended September 30, 2020 versus the same period for 2019. This increase was primarily attributable to an increase in merchant services provider processing fees in line with the increase in revenue and small changes in other operational costs, including one-time Legacy merger deal expenses of $0.3 million. As a percentage of revenue, SG&A expenses decreased from 11.9% to 9.4%, reflecting greater operating cost leverage on higher revenues during the nine months ended September 30, 2020.

Depreciation expenses increased $0.8 million, or 18.7%, for the nine months ended September 30, 2020 compared to the same period for 2019. This increase was primarily attributable to increased depreciation related to prior years’ website and software development combined with a marginal increase in website and software development costs during the nine months ended September 30, 2020.

Interest Expense

Interest expense increased $2.9 thousand, or 59.6%, for the nine months ended September 30, 2020 compared to the same period in 2019. This increase in terms of dollar amount was not material.

Income Tax Expenses

Income tax expenses increased $1.4 million, or 671.2%, for the nine months ended September 30, 2020 compared to the same period for 2019. This change was primarily attributable to an increase in taxable income for the period. For the nine months ended September 30, 2020, the effective income tax rate was 21.05% compared to 24.69% for the same period for 2019. The increase in rate was primarily attributable to differences in expenses not deductible for income tax purposes.

7

Liquidity and Capital Resources

Onyx’s primary sources of liquidity are cash on hand of $36.9 million as of September 30, 2020, cash generated from operations and changes in operating assets and liabilities of Onyx.  Onyx believes its current resources will be sufficient to fund its cash needs, as they arise, for at least the next 12 months. Onyx’s primary uses of cash are for investment in website and software development.

Comparison of the Nine Months Ended September 30, 2020 and 2019

The following table summarizes the key cash flow metrics from Onyx’s statements of cash flows for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019
Net cash provided by operating activities	$28,879,301	$4,608,760
Net cash used in investing activities	(5,171,877)	(5,351,722)
Net cash used in financing activities	(390,892)	(390,078)
Net change in cash	$23,316,532	$(1,133,040)

Cash Flows from Operating Activities

The net cash provided by operating activities consisted of our net income adjusted for certain non-cash items including depreciation as well as the effect of changes in working capital and other activities. Operating cash flows can be volatile and are sensitive to many factors, including changes in working capital and our net income (loss). Onyx has a negative working capital model (current liabilities exceed current assets). Any profitable growth in revenue results in incremental cash for Onyx, as Onyx receives funds when customers place orders on the website, while accounts payable are paid over a period time, based on vendor terms, which range on average from one week to eight weeks.

Cash provided by operating activities in the nine months ended September 30, 2020 was $28.9 million and was driven primarily by cash provided by a) operating assets and liabilities of $16.3 million, b)  net income of $6.2 million, c) impact of non-cash item depreciation and amortization expense of $5.0 million, and d) the net impact of deferred income taxes $1.4 million.

Cash used in operating activities in the nine months ended September 30, 2019 was $4.6 million and was driven primarily by cash provided by a) impact of non-cash item depreciation and amortization expense of $4.2 million, and b)  net income of $0.7 million, partly offset by cash used by operating assets and liabilities of $0.5 million.

Cash Flows from Investing Activities

Net cash used in investing activities was $5.2 million and $5.4 million for the nine months ended September 30, 2020 and 2019, respectively. This decrease of $0.2 million, or 3.4%, was primarily attributable to lower spending on website and software development (technology platform and catalog) costs and purchases of property and equipment. This is something that varies depending on the timing of technology and product development cycles.

Cash Flows from Financing Activities

Net cash used in financing activities for the nine months ended September 30, 2020 of $0.4 million was consistent with net cash used in financing activities of $0.4 million during the same period for 2019.

8

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in Onyx’s consolidated financial statements and accompanying notes. Onyx considers its most important accounting policies that require significant estimates and management judgment to be those policies discussed below. Onyx’s other significant accounting policies are summarized in Note 2 of the Notes to the Unaudited Financial Statements for the nine months ended September 30, 2020 and 2019 set forth in Exhibit 99.1 to this Current Report on Form 8-K.

Revenue Recognition

Onyx recognizes revenue from product sales and associated shipping fees, net of promotional discounts and return allowances, when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists; the selling price is fixed or determinable; collectability is reasonably assured; and the product is delivered to the customer. Onyx estimates customer product return allowances based on historical experience and reduces product revenue, inclusive of shipping fees, by expected product returns.

Amounts received from customers prior to the delivery of products are recorded as customer deposits in the accompanying balance sheets. These advances are recognized as revenue in accordance with Onyx’s policy on revenue recognition.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This new standard replaces all previous accounting guidance on this topic, eliminates all industry-specific guidance and provides a unified model to determine how revenue is recognized. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In doing so, companies need to use more judgment and make more estimates than under prior guidance. Judgments include identifying performance obligations in the contract, estimating the amount of consideration to include in the transaction price, and allocating the transaction price to each performance obligation.

Effective January 1, 2019 Onyx elected to adopt ASU 2014-09 using the modified retrospective method which applied to all new contracts initiated on or after January 1, 2019 and all open contracts which had remaining obligations as of that date. Prior period amounts are not adjusted and continue to be reported in accordance with Onyx’s historical accounting practices under Topic 605. The adoption of ASU 2014-09 did not have a material impact on Onyx’s balance sheets and financial results for the nine months ended September 30, 2019 and there was no cumulative effect to retained earnings on the date of adoption.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its agreements, Onyx performs the following steps (i) identifies contracts with customers; (ii) identifies performance obligation(s); (iii) determines the transaction price; (iv) allocates the transaction price to the performance obligation(s); and (v) recognizes revenue when (or as) Onyx satisfies each performance obligation.

Onyx recognizes revenue on product sales through Onyx’s website as the principal in the transaction as Onyx has concluded it controls the product before it is transferred to the customer. Onyx controls products when it is the entity responsible for fulfilling the promise to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk from shipment through the delivery date, has discretion in establishing prices, and selects the suppliers of products sold.

Onyx’s revenue recognition is impacted by estimates of unshipped and undelivered orders at the end of the applicable reporting period. If actual unshipped and undelivered orders are not consistent with Onyx’s estimates, the impact on Onyx’s revenue for the applicable reporting period could be material. Unshipped and undelivered orders as of September 30, 2020 and 2019 were $13.9 million and $8.9 million, respectively, which are reflected as customer deposits on the Company’s balance sheets.

9

For the nine months ended September 30, 2020 and 2019, the unshipped and undelivered orders, the goods in transit, and cost of goods sold were estimated based on a) 10 days of unshipped and/or undelivered orders based on the actual computed days for similar orders at the end of December 2019, and b) the cost of goods sold and goods in transit were estimated by applying the percentages to total revenues for unshipped and undelivered orders based on the actual data for June 2020 and December 2019, respectively.

Sales discounts earned by customers at the time of purchase and taxes collected from customers, which are remitted to governmental authorities, are deducted from gross revenue in determining net revenue. Allowances for sales returns are estimated and recorded based on historical experience and reduce product revenue, inclusive of shipping fees, by expected product returns. Net allowances for sales returns at September 30, 2020 and 2019 were $664,886 and $550,450, respectively.

If actual sales returns are not consistent with Onyx’s estimates or adjustments, Onyx may incur future losses or gains that could be material. Adjustments to return allowances for the nine months ended September 30, 2020 and 2019 are as follows:

Nine Months Ended September 30,	Balance at Beginning of Period	Adjustments	Balance at Close of Period
2020	$495,697	$169,189	$664,886
2019	$480,192	$70,256	$550,450

Website and Software Development

Onyx capitalizes certain costs associated with website and software (technology platform including the catalog) developed for internal use in accordance with Accounting Standards Codification (“ASC”) 350-50, Intangibles — Goodwill and Other — Website Development Costs and ASC 350-40, Intangibles — Goodwill and Other — Internal Use Software when both the preliminary project design and the testing stage are completed and management has authorized further funding for the project, which it deems probable of completion and to be used for the function intended. Capitalized costs include amounts directly related to website and software development such as contractors’ fees, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Capitalized costs are amortized over a three-year period commencing on the date that the specific module or platform is placed in service. Costs incurred during the preliminary stages of development and ongoing maintenance costs are expensed as incurred. Determinations as to when a project is substantially complete and what constitutes ongoing maintenance require judgments and estimates by management. Onyx periodically reviews the carrying values of capitalized costs and makes judgments as to ultimate realization. The amount of capitalized software costs for the nine months ended September 30, 2020 and 2019 are as follows:

Nine Months Ended September 30,	Capitalized Software
2020	$5,146,408
2019	$5,272,434

Off-Balance Sheet Arrangements

Onyx is not a party to any off-balance sheet arrangements.

Recent Accounting Pronouncements

See Note 2 of the Notes to the Unaudited Financial Statements for the nine months ended September 30, 2020 and 2019, set forth in Exhibit 99.1 to this Current Report on Form 8-K, for information on how recent accounting pronouncements have affected or may affect Onyx’s financial position, results of operations or cash flows.

10

Properties

The properties of the Company and Onyx prior to the Business Combination are described in the Information Statement in the sections entitled “Information About Legacy Acquisition Corp.” beginning on page 86 and “Information About Onyx Enterprises Int’l, Corp.” beginning on page 110 of the Information Statement, which are incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of November 20, 2020, after giving effect to the Closing, by:

●	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

●	each current named executive officer and director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on approximately 32,873,458 shares of Class A Common Stock as of November 20, 2020 and do not take into account the issuance of any shares of Class A Common Stock under the PARTS iD 2020 Equity Incentive Plan, a copy of which was attached to the Information Statement as Annex E, which is incorporated herein by reference or the PARTS iD 2020 Employee Stock Purchase Plan, a copy of which was attached to the Information Statement as Annex F, which is incorporated herein by reference.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Outstanding Class A Common Stock %
Principal Stockholders:
Onyx Enterprises Canada Inc.(1)	14,084,072	42.84%
Roman Gerashenko(2)	5,983,443	18.20%
Stanislav Royzenshteyn(2)	5,983,443	18.20%
Legacy Acquisition Sponsor I LLC(3)	3,180,873	9.68%

Directors and Executive Officers:
Antonino Ciappina	-	-
Kailas Agrawal	-	-
Ajay Roy	-	-
Mark Atwater
Prashant Pathak(4)	14,084,072	42.84%
Aditya Jha	-
Rahul Petkar	-
Ann M. Schwister	-
Edwin J. Rigaud(5)	3,180,873	9.68%
Darryl T.F. McCall(5)	3,180,873	9.68%
Richard White(5)	3,180,873	9.68%

(1)	The address of Onyx Enterprises Canada Inc. (“OEC”) is 2 Bloor Street W., Suite 2006, Toronto, Ontario, Canada M4W 3E2.
(2)	Consists of 5,983,443 shares of Class A Common Stock reserved for issuance upon delivery of certain administrative paperwork to the Company.
(3)	The address of Legacy Acquisition Sponsor I LLC is 1308 Race Street, Suite 200, Cincinnati, Ohio 45202.

(4)	Consists of 14,084,072 shares of Class A Common Stock held by OEC. Mr. Pathak serves as the President and a director of OEC. Mr. Pathak disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(5)	Consists of 3,180,873 shares of Class A Common Stock held by Legacy Acquisition Sponsor I LLC. The reporting person is the managing member of Legacy Acquisition Sponsor I LLC and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

11

Directors and Executive Officers

The directors and executive officers following the Closing of the Business Combination are described in the Information Statement in the Section entitled “Management After the Business Combination” beginning on page 130 of the Information Statement, which is incorporated herein by reference.

Executive Compensation

The Company intends to develop an executive compensation program that is designed to align compensation with its objectives and the creation of stockholder value, while enabling the Company to attract, motivate and retain individuals who contribute to the long-term success of the Company.

Decisions on the executive compensation will be made by the Company’s compensation committee.

Certain Relationships and Related Transactions

The certain relationships and related party transactions of the Company are described in the Information Statement in the section entitled “Certain Relationships and Related Party Transactions” beginning on page 149 of the Information Statement, which is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings is set forth in the Information Statement in the section entitled “Information About Onyx Enterprises Int’l, Corp. — Legal Proceedings” on page 114 of the Information Statement, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The information related to the Class A Common Stock set forth in the section entitled “Price Range of Securities and Dividend Information” on page 151 of the Information Statement is incorporated herein by reference. Additional information regarding holders of the Company’s securities is set forth in the section entitled “Description of Registrant’s Securities to be Registered” below.

On November 23, 2020, the Class A Common Stock will begin trading on the NYSE under the new trading symbols “ID”. As of the Closing Date and following the completion of the Business Combination, the Company had approximately 20,973,498 shares of the Class A Common Stock issued and outstanding held of record by four holders and will have an additional 11,966,886 shares outstanding upon delivery of certain administrative paperwork by former stockholders of Onyx to the Company.

The Company has not paid any cash dividends on the Class A Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the Class A Common Stock in the foreseeable future.

12

Description of Registrant’s Securities to be Registered

Class A Common Stock

A description of the Class A Common Stock is included in the Information Statement in the section entitled “Description of Securities — Capital Stock” and “— Founder Shares” beginning on page 134 of the Information Statement, which are incorporated herein by reference.

Indemnification of Directors and Officers

Information about indemnification of the Company’s directors and officers is set forth in the Information Statement in the section entitled “Limitation on Liability and Indemnification of Officers and Directors” beginning on page 96 of the Information Statement, which is incorporated herein by reference.

Financial Statements and Supplementary Data

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 3.02. The shares of Class A Common Stock issued as Closing Share Consideration were not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and were issued at a price of $10.00 per share.

Item 3.03	Material Modification to Rights of Security Holders

The information set forth in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

13

Item 5.01	Changes in Control of the Registrant

The information set forth in the section entitled “Introductory Note” and in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Certain of the directors and each of the executive officers following the Closing of the Business Combination are described in the Information Statement in the Section entitled “Management After the Business Combination” beginning on page 130 of the Information Statement, which is incorporated herein by reference.

On the Closing Date, pursuant to the Business Combination Agreement, the following persons were elected as directors to serve on the Board in addition to those directors disclosed in the section of the Information Statement referenced above:

Name	Age	Title
Aditya Jha	64	Director
Rahul Petkar	60	Director
Ann M. Schwister	53	Director

Aditya Jha serves as a director on the Board, is chair of the Governance Committee, and is a member of both the Finance and Audit Committee and the HR and Compensation Committee. His entrepreneurial pursuits have included startup technology ventures in the United States and internationally as well as turn-around businesses in Canada. He co-founded a software company, Isopia Inc., which was acquired by Sun Microsystems Inc., USA in 2001. He also served as General Manager, eBusiness at Bell Canada. He is Member of the Order of Canada (Canada’s highest civilian honors).

Rahul Petkar serves as a director on the Board and is a member of both the HR and Compensation Committee and the Governance Committee. Mr. Petkar is a business leader with over thirty years’ experience in the financial services and technology sectors spanning Asia, Middle East, North America and Latin America, and is a strategic advisor and board member to both public and private financial technology startups in the United States and Canada. He is President and CEO of Ishkan Inc., a Canada corporation, and established Polaris Canada, a banking technology company providing services to all major Canadian banks and select U.S. financial institutions. He also served as Director of International Development at TD Waterhouse, where he was a core member of the team responsible for the global expansion of its brokerage and wealth management business to Japan, the United Kingdom, Luxembourg, and Hong Kong.

14

Ann M. Schwister serves as a director on the Board, is chair of the Finance and Audit Committee, and is a member of the Governance Committee. Since 2018, Ms. Schwister has been principal at Ann M. Schwister Associates LLC. Prior to that, she served as Vice President and CFO at Procter and Gamble, Vice President and CFO at Global Oral Care, and has held senior executive positions at other select companies in the United States and internationally. In these roles, Ms. Schwister has amassed significant experience regarding Global P&L responsibilities, gained a deep understanding of consumers and digital and traditional retail environments, and gained experience with respect to small businesses. She is a qualified audit committee financial expert and has corporate governance expertise. Additionally, she has served on the boards of the Greater Cincinnati Foundation and the Wisconsin School of Business.

PARTS iD 2020 Equity Incentive Plan

A description of the PARTS iD 2020 Equity Incentive Plan is set forth in the Information Statement in the section entitled “Approval No. 4 — The Equity Incentive Plan Approval” beginning on page 82 of the Information Statement, which is incorporated herein by reference. The Form of Option Agreement and the Form of Restricted Stock Unit Agreement under the PARTS iD 2020 Equity Incentive Plan are attached hereto as Exhibit 10.4 and Exhibit 10.5, respectively, and are incorporated herein by reference.

PARTS iD 2020 Employee Stock Purchase Plan

A description of the PARTS iD 2020 Employee Stock Purchase Plan is included in the Information Statement in the section entitled “Approval No. 5 — Employee Stock Purchase Plan Approval” beginning on page 84 of the Information Statement, which is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

A description of the amended and restated certificate of incorporation (the “Certificate of Incorporation”) is included in the Information Statement in the section entitled “Approval No. 3 — The Amended and Restated Charter Approval” beginning on page 81 of the Information Statement, which is incorporated herein by reference. The Certificate of Incorporation became effective upon filing with the Secretary of State of the State of Delaware on November 20, 2020. A copy of the Certificate of Incorporation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

In a unanimous written consent of the Board, dated October 1, 2020, the Board authorized and approved the Amended and Restated Bylaws of the Company (the “Amended Bylaws”). The Amended Bylaws became effective November 20, 2020. Among other things, the Amended Bylaws (i) remove the ability of the Company’s stockholders to act by written consent, remove restrictions placed on the transfer of shares of the Company and (ii) include forum selection and consent to jurisdiction clauses, each in the State of Delaware. A copy of the Amended Bylaws is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Item 5.06	Change in Shell Company Status

As a result of the Business Combination, the Company ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing. A description of the Business Combination and the terms of the Business Combination Agreement are included in the Information Statement in the section entitled “Approval No. 1 — The Business Combination Approval” beginning on page 51 of the Information Statement, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

The historical audited consolidated financial statements of Onyx as of and for the years ended December 31, 2019, 2018 and 2017 and the related notes are included in the Information Statement beginning on page F-62 of the Information Statement and are incorporated herein by reference.

The unaudited consolidated financial statements of Onyx as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

15

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of Legacy and Onyx for the year ended December 31, 2019 is included in the Information Statement in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 41 of the Information Statement and is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of Legacy, Onyx and the Company as of and for the nine months ended September 30, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of Legacy, Onyx and the Company as of and for the nine months ended September 30, 2020 was derived from Onyx’s unaudited statement of operations for the nine months ended September 30, 2020, attached hereto as Exhibit 99.1, and Legacy’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2020, attached hereto as Exhibit 99.3.

(d)	Exhibits

Exhibit No.	Description	Incorporation by Reference
2.1	Business Combination Agreement, dated as of September 18, 2020	Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 22, 2020.
3.1	Amended and Restated Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-A/A filed on November 23, 2020
3.2	Amended and Restated Bylaws of the Company	Incorporated by reference to Exhibit 3.2 to the Company’s Form 8-A/A filed on November 23, 2020
4.1	Amendment No. 1 to Warrant Agreement, dated as of November 19, 2020	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 20, 2020.
10.1	Registration Rights Agreement, dated as of November 20, 2020	Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-A/A filed on November 23, 2020.
10.2*	Form of Indemnification Agreement	Filed herewith.
10.3	Amended and Restated Sponsor Support Agreement	Filed herewith.
10.4*	Form of Option Agreement under the PARTS iD 2020 Equity Incentive Plan	Filed herewith.
10.5*	Form of Restricted Stock Unit Agreement under the PARTS iD 2020 Equity Incentive Plan	Filed herewith.
21	Subsidiaries of the Registrant	Filed herewith.
99.1	Unaudited consolidated financial statements of Onyx as of and for the nine months ended September 30, 2020	Filed herewith.
99.2	Unaudited pro forma condensed consolidated combined financial information of the Company as of and for the nine months ended September 30, 2020	Filed herewith.
99.3	Unaudited condensed consolidated statement of operations of Legacy for the nine months ended September 30, 2020.	Filed herewith.

*	Indicates management contract or compensatory plan or arrangement.

16

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 27, 2020

PARTS ID, INC.

By:	/s/ Antonino Ciappina
	Name:	Antonino Ciappina
	Title:	Chief Executive Officer

17